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                                                                     Exhibit 5.1

                        [Pepper Hamilton LLP Letterhead]

                                 March 17, 2003

Neose Technologies, Inc.
102 Witmer Road
Horsham, Pennsylvania 19044

Ladies and Gentlemen:

          We have acted as special counsel to Neose Technologies, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), an aggregate of 2,866,763 shares (the "Shares") of the Company's Common Stock, $0.01 par value (the "Common Stock") which were issued in connection with a Stock Purchase Agreement dated February 13, 2003 (the "Purchase Agreement") among the Company and the purchasers listed therein (the "Selling Shareholders").

          The opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

          We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3 (the "Registration Statement"); (ii) the Purchase Agreement; (iii) the Company's Certificate of Incorporation and Bylaws, as in effect on the date hereof; (iv) certain resolutions of the Board of Directors of the Company relating to, among other things, the issuance of the Shares; and (v) such other documents relating to the Company and the proposed issuance of the Shares as we have deemed necessary or appropriate as a basis for the opinions set forth below.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

          Members of our firm are admitted to the Bar of the Commonwealth of Pennsylvania and we express no opinion as to the laws of any other jurisdiction other than the Federal laws of the United States of America and the General Corporation Law of the State of Delaware, including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, each as in effect on the date hereof.

          Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly issued and are fully-paid and non-assessable by the Company.

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          We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus filed as part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                                Very truly yours,

                                                /s/ Pepper Hamilton LLP
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                                                Pepper Hamilton LLP